EXHIBIT 23(a)




                    Consent of Independent Accountants



     We hereby consent to the use in this Registration Statement on Form S-3 of our report dated September 6, 2001, except for Notes 1 and 3, as to which the dates are May 3, 2002, relating to the financial statements, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts".


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 6, 2002